UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 7/17/2014

Cytec Industries Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-12372

Delaware	22-3268660
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Five Garret Mountain Plaza

Woodland Park, NJ 07424

(Address of principal executive offices, including zip code)

(973) 357-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

On July 17, 2014, the Board of Directors of the Company adopted and approved an amendment to the By-laws of the Company, effective July 17, 2014, to amend the advance notice requirement for stockholders to bring business before an annual stockholders’ meeting to require written notice not more than 120 days nor less than 90 days prior to the anniversary date of the immediately preceding annual stockholders meeting; provided however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not more than 120 days prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

In addition, the amendments include certain disclosure and representations requirements for stockholders seeking to nominate a director or make a stockholder proposal, including generally, but not limited to, disclosure of (i) detailed information about the stockholder; (ii) their ownership of Cytec stock and any derivatives; (iii) any conflicting relationships; (iv) any other persons working with the stockholder; (v) any investments in competitors; (vi) any threatened litigation with the Corporation; and (vi) their plans to solicit proxies from other stockholders

The summary of the amendments to the Company’s By-laws set forth above is qualified in its entirety by the full text of the By-laws of Cytec Industries Inc. as amended through July 17, 2014, a copy of which is attached hereto as Exhibit 3.2 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

3.2	By-laws of Cytec Industries Inc. as amended through July 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

Date: July 18, 2014	By:	/s/ Roy Smith
Roy Smith
Vice President, General Counsel and Secretary

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